Overview
Investors have historically struggled to find diversifying assets to complement equity portfolios.  Assets typically associated with diversification, such as corporate bonds, international equities, or commodities, often fail to produce diversification benefits during significant equity market downturns.  In contrast, equity market volatility, which is a measure of the variability of the equity markets over time, has more consistently demonstrated negative correlation with equity returns, and may provide investors with diversification benefits when they need it most.
Exposure to the volatility of the equity market may provide diversification benefits when added to an equity portfolio.  These benefits may include:
•
Negative correlation to equities
•
Higher risk-adjusted returns
•
Protection against tail risk, the risk of extreme equity market declines
Investable Volatility Index
Month
S&P
500
®
Index
Investable
Volatility
Index™
MSCI
EAFE
Index
DJ-UBS
Commodity
Index
ML US
Investment
Grade
ML US
High
Yield
Jul-07 -3.1% 26.3% -1.5% 1.6% 0.3% -3.1%
Nov-07 -4.2% 17.0% -3.5% -3.4% 0.9% -2.0%
Jan-08 -6.0% 4.7% -9.3% 4.0% 1.2% -1.4%
Feb-08 -3.2% 6.8% 1.3% 12.1% 0.1% -1.2%
Jun-08 -8.4% 3.3% -8.3% 8.9% -0.4% -2.7%
Sep-08 -8.9% 16.4% -14.7% -11.6% -7.3% -8.3%
Oct-08 -16.8% 65.7% -20.2% -21.3% -7.4% -16.3%
Nov-08 -7.2% 14.3% -5.7% -7.0% 3.9% -8.4%
Jan-09 -8.4% 8.4% -9.9% -5.4% 0.3% 5.3%
Feb-09 -10.6% -1.3% -10.5% -4.5% -1.6% -3.5%
Jan-10 -3.6% -5.5% -4.4% -7.3% 2.0% 1.5%
May-10 -8.0% 32.7% -12.1% -6.9% -0.6% -3.5%
Jun-10 -5.2% 10.2% -1.2% 0.3% 2.1% 1.3%
Avg. -7.2% 15.3% -7.7% -3.1% -0.5% -3.3%
Index Description
The Investable Volatility
Index™
(the “Index”) is
designed to provide a benchmark for investing in equity
market volatility.  The Index was created by Bank of
America Merrill Lynch and is calculated by the CBOE.
The Index is formulated to offer exposure to equity
market volatility that:
•
Responds to changes in volatility
•
Reduces holding costs associated with volatility
On a historical basis, the Index has maintained
consistently high negative correlation with the S&P 500 ®
Index and performed best in periods of extreme equity
market dislocation, in sharp contrast with many other
assets.
Index Mechanics
The return on the Index reflects changes in the level of
forward implied volatility of the S&P 500 ® Index as
calculated using market prices of listed S&P 500 ® Index
options.
The Index measures the forward implied volatility of the
S&P 500 ® Index for a three-month window centered
approximately five months in the future, and the Index
return reflects transaction costs associated with rolling a
hypothetical position to maintain this exposure.
The Index was designed to achieve the following goals:
•
Efficiency The longer-dated volatilities on which the Index is based typically sit on a flatter part of the volatility curve and have historically exhibited more moderate holding costs (or
the cost of rolling the position to maintain constant exposure to the target maturity)
•
Responsiveness The Index is designed to be responsive to
volatility in the equity markets
•
Liquidity The Index is based on the prices of listed S&P 500 ®
Index options, which are the most liquid instruments in the
volatility market
•
Transparency The Index is calculated by the CBOE
TM
Source: Merrill Lynch Wealth Management - IMG Investment Analytics.
Data: Jan 2005 - Jul 2010, only in months when the S&P 500 ® Index decreased by more than
3%. Historical results may not be indicative of future performance.
Filed Pursuant to Rule 433
Registration No. 333-158663
SM
Monthly performance when the S&P 500
®
Index decreases by more than 3%

Source: Bank of America Merrill Lynch Equity Derivatives. Data: 12/31/04 – 7/30/10. Weights
are reset monthly and all hypothetical portfolios are set to $100 on 12/31/04. Index levels before 3/23/10 represent hypothetical results based on historical inputs. Historical results may not be indicative of future performance.
Source: Bank of America Merrill Lynch Equity Derivatives. Data: 12/31/04 – 7/30/10. Returns
are calculated daily. Index levels before 3/23/10 represent hypothetical results based on historical inputs. Historical results may not be indicative of future performance.
Investor Applications
Bank of America Merrill Lynch has the ability to deliver various products linked to the Index. From registered structured notes for individual investors to customized OTC products for institutional and high net worth investors, Bank of America
Merrill Lynch can structure products that offer exposure to the performance of the Index.
Using the Index to Hedge an Equity
Portfolio
The Index may offer powerful diversification to equity
portfolios.  On a historical basis, even small
hypothetical allocations to the Index significantly
improved performance by reducing risk and
increasing risk-adjusted returns.
Allocation to the Index Has Potential to Shift Return Distribution
Reduced Potential for Large Losses
The Index may help to moderate a portfolio’s return
distribution, thus reducing the occurrence of large
losses.  As the chart on the right shows, a
hypothetical 15% allocation to the Index has
mitigated large losses on a historical basis.
Allocation to the Index Has Potential to Improve Risk-adjusted Returns
2
•
A hypothetical 10% allocation to the Index
outperformed the S&P 500 ® Total Return Index
(“SPTR”) by approximately 10%, and was
approximately 27% less volatile
•
A hypothetical 20% allocation to the Index
outperformed the SPTR by approximately 19%,
and was approximately 43% less volatile
•
A hypothetical portfolio with a 15% allocation to
the Index had a daily drawdown of 2.5% or more
approximately 1.5% of the time, compared to
approximately 4.1% of the time for the SPTR
$60
$70
$80
$90
$100
$110
$120
$130
$140
Dec-04 Jun-05 Dec-05 Jun-06 Dec-06 Jun-07 Dec-07 Jun-08 Dec-08 Jun-09 Dec-09 Jun-10
  SPTR
  90% SPTR, 10% Investable Volatility Index
  80% SPTR, 20% Investable Volatility Index
0%
5%
10%
15%
20%
25%
-9.50% -7.00% -4.75% -3.00% -1.25% 0.00% 1.25% 3.00% 4.75% 7.00% 9.50% 12.00%
  SPTR
  85% SPTR, 15% Investable Volatility Index
Allocation to
volatility may
mitigate large
losses
Investable Volatility Index
TM

Bank of America
Merrill Lynch

S&P 500® is a trademark of Standard and Poor's Financial Services, LLC ("S&P") and has been licensed for use by Merrill Lynch, Pierce, Fenner and Smith Incorporated and its permitted affiliates ("Merrill Lynch"). Chicago Board Options Exchange®, CBOE®, CBOE Volatility Index® and VIX® are registered trademarks of Chicago Board Options Exchange, Incorporated ("CBOE").
Merrill Lynch has contracted with CBOE to calculate and disseminate the Investable Volatility Index™ (the "Index"). The methodology of the CBOE Volatility Index® is used in the calculation of values of the Index. The methodology of the CBOE Volatility Index® is owned by CBOE. The Index is not sponsored, endorsed, sold or promoted by S&P or CBOE. Neither S&P nor CBOE makes any representation regarding the advisability of investing in any investment product that is based on the Index. Values of the Index are presented "AS IS" and without any warranty of merchantability or fitness for a particular purpose or any other representation or warranty of any kind.

"Bank of America Merrill Lynch" is the marketing name for the global banking and global markets businesses of Bank of America Corporation ("BAC"). Lending, derivatives, and other commercial banking activities are performed globally by banking affiliates of BAC, including Bank of America, N.A., a member of the Federal Deposit Insurance Corporation. Securities, strategic advisory, and other investment banking activities are performed globally by investment banking affiliates of Bank of America Corporation ("Investment Banking Affiliates"), including, in the United States, Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which are both registered broker-dealers and members of the Financial Industry Regulatory Authority and the Securities Investor Protection Corporation, and, in other jurisdictions, locally registered entities. This document is not a product of and has not been reviewed or approved by the Bank of America Merrill Lynch research department. It is furnished for informational purposes only; may be changed at any time; is not a recommendation to purchase any security or financial instrument, or to invest in any type of investment strategy; and is not tax, legal, or accounting advice. Options, futures and other volatility products may involve significant risk and are not suitable for every investor. Please consult your professional advisor before investing. Bank of America Merrill Lynch and its affiliates may offer advice on or transact in strategies or financial instruments that compete with or adversely affect the price of the strategies or financial instruments described herein. **BAC has filed a registration statement (including a prospectus supplement and a prospectus) with the Securities and Exchange Commission ("SEC") for the potential offerings to which this communication relates. Before investing, you should carefully read the prospectus supplement and the prospectus in that registration statement and other documents that BAC has filed with the SEC relating to any offering described in this communication for more complete information about BAC and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, BAC, any agent or any dealer participating in the offerings will arrange to send you the prospectus supplement, the prospectus, and other documents relating to any of these offerings if you so request by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free 1-866-500-5408.** Investable Volatility Index™ is a trademark of Bank of America Merrill Lynch. © 2010 Bank of America Corporation. All rights reserved.

Investment Products offered by Investment Banking Affiliates are: * Not FDIC Insured * May Lose Value * Not Bank Guaranteed.

For Additional Information
Please contact a Financial Advisor or find one by calling 1-800-MERRILL Individuals
Please contact Bank of America Merrill Lynch Equity Derivative Sales by calling 212-449-6756, or by emailing Investablevolinfo@baml.com
Institutions
Risk Factors
Please note that there are risks arising from an investment linked to the Index, including but not limited to the following:
You should review the complete offering documents of any instrument linked to the Index for a more complete description of the risks and terms relating to that investment.
•
The Index methodology includes features, including a deduction for transaction costs, and a multiplier of 1.2, that can reduce its level.
•
The Index and its components have limited historical information.
•
Changing levels of forward implied volatility of the S&P 500 ® Index may reduce the level of the Index.
•
The policies of the sponsor and calculation agent for the Index could result in changes to the Index which may impact its levels.
Investable Volatility Index
TM